Exhibit 99.2

Plus Therapeutics Appoints Chief Financial Officer

AUSTIN, Texas, February 6, 2020 (GLOBE NEWSWIRE) -- Plus Therapeutics, Inc. (Nasdaq: PSTV) (the “Company”), today announced that Andrew J. Sims has been appointed as the company’s Chief Financial Officer, effective February 6, 2020.

A seasoned financial executive with two decades of leadership experience in North America, Europe and Asia, Mr. Sims has held senior management positions in numerous growth companies. In his new role at Plus Therapeutics, Mr. Sims will oversee the company’s financial management and strategy, and will report to Dr. Marc Hedrick, the company’s President and Chief Executive Officer.

Mr. Sims arrives at Plus Therapeutics having previously held Chief Financial Officer roles at several private equity-backed companies. His focus has been on mergers and acquisitions, integrations, corporate capitalization, and building out and managing teams to support global growth. Previously, Mr. Sims was Partner at Mazars, a global accounting, advisory, audit, tax and consulting firm. Working from both the Oxford, England and New York offices, Mr. Sims audited and advised global public clients, including a variety of healthcare companies, with average annual revenues in excess of $1 billion. Further, he was the lead partner on over 50 acquisitions ranging from $5 million to $4 billion in purchase price.  Mr. Sims is a native of the United Kingdom and is now a proud U.S. citizen. He is a Certified Public Accountant in the U.S. and a Chartered Accountant in England and Wales. He is a graduate of Buckingham University in the United Kingdom.

"All of us at Plus Therapeutics are extremely excited to have Andrew join the team," said Dr. Hedrick.  "As we enter our next stage of expansion, Andrew's proven ability in enabling growth and scale is a significant asset for us."

"I am delighted to join Plus Therapeutics as we enter an exciting new phase for the company," said Mr. Sims. "I am very confident in the company’s strategy, business model, and pipeline and believe Plus is well-positioned for growth."

About Plus Therapeutics, Inc.

Plus Therapeutics, Inc. is a clinical-stage pharmaceutical company focused on the discovery, development, and delivery of complex and innovative treatments for patients battling cancer and rare diseases.

Our proprietary nanotechnology platform is currently centered around the enhanced delivery of a variety of drugs using novel liposomal encapsulation technology. Liposomal encapsulation has been extensively explored and undergone significant technical and commercial advances since it was first developed. Our platform is designed to facilitate new delivery approaches and/or formulations of safe and effective, injectable drugs, potentially enhancing the safety, efficacy and convenience for patients and healthcare providers.

Our lead product candidate, DocePLUS, is a protein-stabilized PEGylated liposomal formulation of docetaxel, for which the process of preparation is patented. The active pharmaceutical ingredient, docetaxel, was approved by the U.S. FDA in 1999 and commonly used for treating cancers of the breast, head, neck, stomach, prostate, and lung.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains certain statements that may be deemed “forward-looking statements” within the meaning of U.S. securities laws. All statements, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate and similar expressions or future conditional verbs such as will, should, would, could or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. These statements include, without limitation, statements about: the Company’s potential to facilitate new delivery approaches and/or formulations of safe and effective, injectable drugs, potentially enhancing the safety, efficacy and convenience for patients and healthcare providers; the Company’s potential to develop a market leading position; and the potential for, and timing of, the Company’s submission of a Phase 2 clinical trial protocol in Small Cell Lung Cancer patients with platinum-sensitive disease who progressed at least 60 days after initiation of first-line chemotherapy. The forward-looking statements included in this press release are subject to a number of additional material risks and uncertainties, including but not limited to: the risk that the U.S. FDA does not accept the Company’s submission of a Phase 2 clinical trial protocol in Small Cell Lung Cancer patients with platinum-sensitive disease who progressed at least 60 days after initiation of first-line chemotherapy; the risk that the Company is not able to successfully develop product candidates that can leverage the U.S. FDA’s accelerated regulatory pathways; and the risks described under the heading “Risk Factors” in the Company’s Securities and Exchange Commission filings, including in the Company’s annual and quarterly reports. There may be events in the future that the Company is unable to predict, or over which it has no control, and its business, financial condition, results of operations and prospects may change in the future. The Company assumes no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made unless the Company has an obligation under U.S. federal securities laws to do so.

Plus Therapeutics, Inc.
Russ Havranek
VP – Marketing, Portfolio Management, Investor Relations
Phone: +1.619.333.4150
Email: ir@plustherapeutics.com
Website: plustherapeutics.com